August 28, 2019

CM Finance Inc

65 East 55th Street, 15th Floor

New York, New York 10022

Attention: Michael C. Mauer

Re:	Mutual Purchase Agreement Waiver and Agreement

Dear Mr. Mauer:

Reference is made to the Stock Purchase and Transaction Agreement, dated as of June 26, 2019 (the “Purchase Agreement”), by and between CM Finance Inc, a Maryland corporation (the “Company”), and Investcorp BDC Holdings Limited, a company organized under the laws of the Cayman Islands (“Buyer”). Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Purchase Agreement.

Prior to the date hereof, Buyer has identified Thomas Sullivan as a Designated Director. It is anticipated by Buyer and the Company that (a) Buyer will not identify a second Designated Director prior to the Initial Closing in accordance with Section 2.04(b)(iii) of the Purchase Agreement and (b) notwithstanding Section 2.04(b)(ii) of the Purchase Agreement, Keith Lee, Robert Ryder and Robert Wagner will remain on the Company Board for a period following the Initial Closing (as further described below).

By executing this letter agreement, subject to the other agreements contained herein, (a) the Company hereby waives Buyer’s obligation pursuant to Section 2.04(b)(iii) of the Purchase Agreement to identify a second Designated Director prior to the Initial Closing Date and (b) Buyer hereby waives the obligations of the Company Board pursuant to Sections 2.04(b)(i)-(ii) of the Purchase Agreement to take all action necessary so that effective upon the Initial Closing (x) the size of the Company Board is four and (y) each of Keith Lee, Robert Ryder and Robert Wagner resigns as a member of the Company Board.

In furtherance of the foregoing, the Company and Buyer hereby acknowledge and agree that:

(a) Buyer shall have the right to designate a second Designated Director during the period from the Initial Closing Date until March 31, 2020 (the “Post-Closing Designated Director”); provided, that if by March 31, 2020 the Post-Closing Designated Director has not been elected to the Company Board and the Nominating and Corporate Governance Committee of the Company (the “NCG Committee”) has rejected one or more proposed Post-Closing Designated Directors pursuant to Section 2.04(c) of the Purchase Agreement, then such date shall be extended for such period of time as may be necessary for Buyer to propose a qualified Post-Closing Designated Director, but in any event not beyond the first anniversary of the Initial Closing Date;

(b) the Company Board shall take all action necessary prior to the Initial Closing so that (i) on or prior to the Initial Closing Date, each of Messrs. Ryder and Wagner shall deliver a letter to the Company Board indicating that each of Messrs. Ryder and Wagner, respectively, has agreed, subject to the consummation of the Initial Closing, to resign as a member of the Company Board, effective as of September 15, 2019 (the “Resignation Date”), and (ii) Keith Lee has delivered a letter to the Chairman of the Company Board indicating that he intends to resign as a member of the Company Board upon the recommendation by the NCG Committee to the Company Board to appoint the Post-Closing Designated Director and appointment by the Company Board of the Post-Closing Designated Director to the Company Board (the letters in clauses (i) and (ii), the “Director Resignation Letters”);

(c) the Company Board shall, subject to Section 2.04(c) of the Purchase Agreement, take all action necessary so that any Post-Closing Designated Director is recommended by the NCG Committee to the Company Board for approval and subsequently approved by the Company Board as promptly as practicable after the date such Person is designated by Buyer, but, in any event, within thirty (30) Business Days of such date of designation and otherwise in accordance with Section 2.04(b)(iii) of the Purchase Agreement;

(d) the Company Board shall take all action necessary so that, effective as of the Resignation Date, (i) the size of the Company Board will be four and (ii) Thomas Sullivan will be elected to the Company Board; and

(e) the Company’s delivery of the duly executed Director Resignation Letters shall be a condition to Buyer’s obligation to consummate the Initial Closing.

The parties hereto are not waiving, and nothing contained herein shall be deemed a waiver of, any other terms or provisions of the Purchase Agreement. Except as expressly provided hereby, the Purchase Agreement shall continue in full force and effect in accordance with its terms and nothing herein shall affect, or be deemed to be a waiver of, the other terms and provisions of the Purchase Agreement.

This letter agreement shall be subject to the provisions set forth in Sections 12.01, 12.03, 12.06, 12.07, 12.08, 12.09, 12.10 and 12.12 of the Purchase Agreement, and such provisions are incorporated herein by reference, mutatis mutandis.

If the foregoing is acceptable, please execute this letter in the space provided below. Upon mutual execution of this letter it will become binding and effective upon the Company and Buyer.

[Signature Page Follows]

Very truly yours,

INVESTCORP BDC HOLDINGS LIMITED

By:	/s/ Toni Pinkerton
Name: The Director Ltd. by Toni Pinkerton
Title: Authorized Representative

Accepted and Agreed:

CM FINANCE INC

By:	/s/ Michael C. Mauer

Name:	Michael C. Mauer
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Letter Agreement]